Exhibit 99.1
NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

FOR IMMEDIATE RELEASE

Gryphon Gold Provides Update on Senior Credit Facility

CARSON CITY, NV – April 5, 2013 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCQB), a company focused on its joint venture interest in the gold Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), is providing an update on its Senior Secured Gold Stream Facility (the “Credit Facility”) with Waterton Global Value L.P. (“Waterton”). Under the terms of the Credit Facility, monthly principal, interest and premium payments are required to be made on the last day of each month until November 2014. The Company has the option of satisfying the monthly principal and premium payments in cash, by delivery of physical gold or by the assignment to Waterton of an interest in Borealis Mining Company LLC (“Borealis”) in such amounts or number determined in accordance with the requirements of the credit agreement, as amended, relating to the Credit Facility (the “Credit Agreement”). For the payment due on March 31, 2013, the Company assigned to Waterton 80,000 membership units in Borealis and for the payment due February 28, 2013, the Company assigned to Waterton 40,000 membership units of Borealis. As a result, the Company now owns a 38.8% interest in Borealis (3,880,000 membership units) and Waterton owns a 61.2% interest.

Under the terms of the Credit Agreement, the payments due in each of April and May 2013 may be satisfied by the assignment of 80,000 membership units in each month (2% of the Company’s initial 40% interest in Borealis, representing 0.8% of Borealis, in each month); the payments due in June, July, August and September 2013 may be satisfied by the assignment of 120,000 membership units in each month (3% of the Company’s initial 40% interest in Borealis, representing 1.2% of Borealis, in each month); the payments due in October, November, December 2013 and January 2014 may be satisfied by an assignment of 160,000 membership units in each month (4% of the Company’s initial 40% interest in Borealis, representing 1.6% of Borealis, in each month); the payments due in February, March, April, May, June and July 2014 may be satisfied by the assignment of 200,000 membership units in each month (5% of the Company’s initial 40% interest in Borealis, representing 2% of Borealis, in each month); and the payments due in August, September, October and November 2014 may be satisfied by the assignment of 240,000 membership units in each month (6% of the Company’s initial 40% interest in Borealis, representing 2.4% of Borealis, in each month). The monthly payments may also be satisfied in cash or gold in an amount determined in accordance with the Credit Agreement.

The Company does not expect to be in a position to satisfy the monthly payments in cash or gold unless it raises capital or until such time as the Borealis Mine has increased its gold production levels and has made distribution to its two members. The Company anticipates it is unlikely it will receive any distributions from the Joint Venture prior to the third calendar quarter of 2013.

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Gryphon Gold Provides Operational Update
April 5, 2013

The payments under the Credit Agreement are in addition to the payments due by the Company to Waterton under the Borealis Limited Liability Company Agreement (the “LLC Agreement”) for advances to Borealis by Waterton on the Company’s behalf. Such amounts equal $4.8 million from January 31, 2013 to date (the “$4.8 million advance”). The interest on amounts advanced by Waterton to Borealis on behalf of the Company is calculated at 10% per annum for the first month following the advance, 20% per annum for the second and third months following the advance, 30% per annum for the fourth month following the advance and 40% per annum for the fifth and sixth months following the advance. The principal and accrued interest on the $4.8 million advance is due by July 31, 2013. As of March 31, 2013, the accrued interest on the $4.8 million advance is $120,000. If the Company is unable to satisfy any of the $4.8 million advance plus accrued interest or subsequent advances and interest, its interest in Borealis Mining Company LLC would be reduced by 25%.

In addition to the Credit Facility and the $4.8 million advance the Company also owes accrued interest on the Credit Facility of $137,354 to Waterton, and an intercompany loan of $296,044 due to Borealis Mining Company, LLC.

Reference is made to the Company’s reports on Form 8-K dated February 5, 2013 available on sec.gov and sedar.com for a description of the Credit Agreement and the LLC Agreement.

For further information, please contact:
James T. O’Neil Jr.	Lisanna M. Lewis
CEO and Interim CFO	Vice President, Treasurer
775.883.1456 X 2	775.883.1456 x 4
joneil@gryphongold.com	llewis@gryphongold.com

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to anticipated production levels, expected capital contribution, plans to advance the development of the Borealis property and future advances. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with the dilution of Gryphon’s interest in Borealis if it is unable to meet its capital contribution or loan repayment obligations, risks associated with mining operations, risks associated with the installation and operation of new equipment, risks associated with the reduction in revenue from operations for the periods referred to in this release; risks associated with Gryphon’s limited capital resources, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

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